Exhibit 10.9S

2007 Executive Officer Cash Compensation Arrangements

The table below provides certain information regarding the 2007 annual base salary and target bonus amounts for each executive officer of Tercica, Inc. (the “Company”):

Executive Officer	Title	Target Bonus (%)(1)	2007 Annual Salary ($)
John A. Scarlett, M.D.	President and Chief Executive Officer	60	440,000
Ross G. Clark, Ph.D.	Chief Technical Officer	30	315,000
Ajay Bansal	Chief Financial Officer and Senior Vice President of Finance	35	325,000
Richard A. King (2)	Chief Operating Officer	60	400,000	(3)
Stephen N. Rosenfield	Executive Vice President of Legal Affairs, General Counsel and Secretary	35	325,000
Andrew J. Grethlein, Ph.D.	Senior Vice President, Pharmaceutical Operations	30	295,000
Thorsten von Stein, M.D., Ph.D.	Chief Medical Officer and Senior Vice President of Clinical and Regulatory	30	325,000
Susan Wong	Vice President, Finance and Chief Accounting Officer	25	255,535

(1)	This column sets forth the target amount of each executive officer’s annual cash bonus award for the year ending December 31, 2007 under the Company’s Incentive Compensation Plan (the “Compensation Plan”). Target amounts are expressed as a percentage of each executive officer’s base salary actually earned during the year ending December 31, 2007.

(2)	Mr. King joined the Company in February 2007.

(3)	Mr. King was also awarded a sign-on bonus of $45,000 in connection with his joining the Company in February 2007. The sign-on bonus that must be repaid to the Company, on a pro rata basis, if Mr. King voluntarily resigns or is terminated for cause, as cause is defined in Mr. King’s employment letter agreement with the Company, within 18 months of his employment start date.